Exhibit 23.7
November 18, 2008
Mr. Jesús Reyes Heroles González Garza
Director General
Petróleos Mexicanos
Avenida Marina National No. 329
Colonia Huasteca C.P. 11311
México
Dear Mr. Reyes Heroles:
We hereby consent to all references to our firm as set forth in this Amendment No. 1 to the Registration Statement on Form F-4 filed by Petróleos Mexicanos, under the heading “Experts”. We reviewed the estimates of proved oil, condensate, natural gas, and oil equivalent reserves owned by the United Mexican States (“Mexico”) as of December 31, 2006 and December 31, 2007 for 99 and 100 fields, respectively. These estimates were prepared in accordance with the reserves ·definitions of Rules 4-10(a) (1)-(13) of Regulation S-X of the U.S. Securities and Exchange Commission. The fields are located onshore of Mexico in the Southern Region, and are those referenced in our audit letters dated March 12, 2007, and January 18, 2008.
Sincerely,
..

November 18, 2008
Mr. Jesús Reyes Heroles González Garza
Director General
Petróleos Mexicanos
Avenida Marina Nacional No. 329
Colonia Huasteca C.P. 11311
México
Dear Mr. Reyes Heroles:
We hereby consent to all references to our firm as set forth in this Amendment No. 1 to the Registration Statement on Form F-4 filed by Petróleos Mexicanos, under the heading “Experts”. We reviewed the estimates of proved oil, condensate, natural gas, and oil equivalent reserves owned by the United Mexican States (“Mexico”) as of December 31, 2006, and December 31, 2007, for 15 fields. These estimates were prepared in accordance with the reserve definitions of Rules 4-10(a) (1)-(13) of Regulation S-X of the U.S. Securities and Exchange Commission. The fields are located offshore of Mexico in the Northeastern Marine Region, and are those referenced in our audit letters dated March 9, 2007, and January 18, 2008.
Sincerely,